EDAC TECHNOLOGIES REPORTS THIRD QUARTER RESULTS
FARMINGTON, Conn., October 31, 2006 – EDAC Technologies Corporation (OTC Bulletin Board: EDAC.OB), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the third quarter of 2006.
Sales for the third quarter of 2006 were $8,178,000 and net income was $171,000 or $0.04 per diluted share, versus sales of $8,688,000 and net income of $390,000 or $0.08 per diluted share for the third quarter of 2005.
For the nine months ended September 30, 2006, sales were $27,355,000 and net income was $878,000 or $0.18 per diluted share versus sales of $25,603,000 and net income of $2,668,000 or $0.56 per diluted share for the nine months ended October 1, 2005. The nine months ended October 1, 2005 included an income tax benefit of $900,000 and debt forgiveness of $750,000. In addition, selling, general and administrative expenses for the nine months ended September 30, 2006 include $342,000 of costs which were not incurred in the nine months ended October 1, 2005 and consisted primarily of plant reconditioning and moving expenses, professional fees and bonuses.
Dominick A. Pagano, President and Chief Executive Officer, said, “While sales for the Precision Aerospace and Spindle product lines met or exceeded our expectations, the third quarter reduction in income was a direct result of the significant drop of sales to a major consumer products customer in the Apex Machine Tool product line. Based on this customer’s lower forecasted requirements for 2006, we generated new clients to replace approximately 33% of their sales, but the actual reduction turned out to be nearly 60%. We anticipate that as a result of a planned diversification initiative, demand from new Apex customers will grow in the fourth quarter and beyond. At September 30, 2006 the Apex backlog was $6.2 million compared to $4.1 million at the end of the second quarter.”
“Sales increased $4,282,000 or 64% for the nine months ended September 30, 2006 compared to the nine months ended October 1, 2005 for the Precision Aerospace product line. Sales backlog for the Precision Aerospace product line has increased from $15.7 million at December 31, 2005 to $24.5 million at the end of the third quarter. For the 4th quarter of 2006, we expect continued strengthening in the Precision Aerospace product line. Year to date we have invested over $3 million in new machinery and equipment, including $1.2 million during the third quarter, to further increase the capacity and productivity of our Precision Aerospace product line. We plan to continue expanding our aerospace business and pursuing other opportunities that will strengthen EDAC for the long term.”

About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the three months ended		For the nine months ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
Sales	$8,178,356	$8,687,688	$27,354,709	$25,603,200

Cost of sales	7,071,446	7,213,060	22,858,403	21,245,563

Gross profit	1,106,910	1,474,628	4,496,306	4,357,637

Selling, general and administrative expenses	681,405	825,480	2,665,548	2,398,262

Income from operations	425,505	649,148	1,830,758	1,959,375

Non-operating income (expense):
Interest expense	(167,069)	(156,082)	(485,544)	(477,473)
Gain on debt forgiveness	—	—	—	750,000
Other income	17,619	2,739	73,641	16,385

Income before income taxes	276,055	495,805	1,418,855	2,248,287

Provision for (benefit from) income taxes	105,000	106,000	541,000	(420,000)

Net income	$171,055	$389,805	$877,855	$2,668,287

Income per common share data:
Basic income per share	$0.04	$0.09	$0.19	$0.60

Diluted income per share	$0.04	$0.08	$0.18	$0.56

Weighted average shares outstanding:
Basic	4,518,437	4,503,920	4,513,354	4,481,923
Diluted	4,784,457	4,822,287	4,791,205	4,773,006

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	September 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash	$1,786,930	$2,468,964
Accounts receivable	5,714,351	5,587,305
Inventories, net	7,043,119	4,296,839
Prepaid expenses and other current assets	184,151	81,210
Refundable income taxes	—	54,984
Deferred income taxes	677,864	769,864

Total current assets	15,406,415	13,259,166

PROPERTY, PLANT AND EQUIPMENT	30,662,509	27,829,014
Less: accumulated depreciation	20,114,674	18,861,156

	10,547,835	8,967,858

DEFERRED INCOME TAXES	1,440,989	1,440,989

OTHER ASSETS	93,456	108,833

TOTAL ASSETS	$27,488,695	$23,776,846

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,679,018	$1,404,053
Trade accounts payable	5,695,222	2,427,866
Employee compensation and amounts withheld	1,408,935	1,397,897
Accrued expenses	308,802	706,861
Customer advances	63,337	284,671

Total current liabilities	9,155,314	6,221,348

LONG-TERM DEBT, less current portion	7,653,813	7,791,530

OTHER LONG-TERM LIABILITIES	965,823	965,823

SHAREHOLDERS’ EQUITY:
Common stock	11,296	11,261
Additional paid-in capital	9,490,235	9,452,525
Retained earnings	1,894,639	1,016,784
Accumulated other comprehensive loss	(1,682,425)	(1,682,425)

Total shareholders’ equity	9,713,745	8,798,145

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,488,695	$23,776,846

Contact:
Glenn L. Purple
Vice President-Finance
860 677-2603